EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated this 22nd day of February 2023, to be effective as of the Effective Date as defined in Section 25 below, by and among LINKBANCORP, Inc., a Pennsylvania corporation (the “Corporation”), LINKBANK, a Pennsylvania chartered bank (the “Bank”), and John W. Breda, an adult individual (“Executive”).  The Corporation, the Bank and the Executive are each referred to herein as a “Party” and, collectively, the “Parties.”

WITNESSETH:

WHEREAS, the Corporation and Partners Bancorp (“Partners”) have entered into an Agreement and Plan of Merger, dated as of February 22, 2023 (the “Merger Agreement”), pursuant to which Partners shall merge with and into the Corporation, with the Corporation as the surviving entity, and The Bank of Delmarva, the wholly-owned subsidiary of Partners, shall merge with and into the Bank, with the Bank surviving (the “Merger”); and

WHEREAS, Executive is presently the President and Chief Executive Officer of Partners Bancorp, a Maryland corporation (“Partners”) and The Bank of Delmarva and is a party to an employment agreement with Partners Bancorp and The Bank of Delmarva, dated as of December 13, 2018, as amended (the “Prior Agreement”); and

WHEREAS, pursuant to the terms of the Merger Agreement, the parties desire to enter into this Agreement in order to induce Executive to continue employment with, and to provide further incentive for Executive to achieve the financial and performance objectives of, the Corporation and the Bank; and

WHEREAS, in exchange for the consideration described herein, including the Retention Bonus set forth in Section 5(g), the Prior Agreement shall terminate as of the Effective Date, and this Agreement shall supersede and replace the Prior Agreement as of the Effective Date.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree, effective the Effective Date, as follows:

1. Employment. The Bank and the Corporation hereby employ Executive and Executive hereby accepts employment with the Bank and the Corporation, under the terms and conditions set forth in this Agreement.

2. Duties of Executive. Executive shall serve as the Chief Executive Officer, Delmarva Market of the Bank.  Executive shall report to the Chief Executive Officer of the Corporation and shall serve as a director and/or officer of any subsidiary of the Corporation or the Bank to which Executive shall be elected or appointed.  Executive shall have such other duties and hold such other titles as may be provided by the bylaws of the Bank and the Corporation and as may be assigned to him from time to time by the Boards of Directors of the Bank and the Corporation (collectively, the “Boards”).

3. Employment in Other Employment. Except as set forth herein, Executive shall devote all of his working time, ability and attention to the business of the Bank and the Corporation and/or their subsidiaries or affiliates, during the term of this Agreement.  Executive shall notify the Chief Executive Officer of the Corporation in writing before Executive engages in any other business or commercial duties or pursuit including, but not limited to, directorships of other companies.  Under no circumstances may Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank and the Corporation and/or any of their respective subsidiaries or affiliates, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Bank and the Corporation and/or any of their respective subsidiaries or affiliates.  Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are not in conflict with or detrimental to Executive’s rendition of services on behalf of the Bank and the Corporation and/or any of their respective subsidiaries or affiliates.

4. Term of Agreement.

(a) The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue through the June 30, 2026 (the “Employment Period”), unless terminated earlier pursuant to Section 4(b) hereof.

(b) Notwithstanding the provisions of Section 4(a) of this Agreement, the Bank and the Corporation may terminate Executive’s employment at any time with or without Cause (as defined herein) upon written notice from the Boards to Executive.  As used in this Agreement, “Cause” shall mean any of the following:

(i)
Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of ten (10) consecutive days or more;

(ii)
Executive’s failure to follow the good faith lawful instructions of the Boards, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(iii)
Executive’s willful failure to substantially perform Executive’s duties to the Bank and the Corporation, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(iv)
Executive’s willful violation of the provisions of this Agreement, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(v)
dishonesty or gross negligence of Executive in the performance of his duties; provided Executive shall be given written notice from the Bank and the Corporation of the alleged gross negligence and thirty (30) days in which to cure such violation, if such violation is curable;

(vi)
Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or any other federal or state regulation;

(vii)	Executive’s breach of fiduciary duty involving personal gain; or
(viii)	the willful violation by Executive of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority.
If Executive’s employment with the Bank and the Corporation is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the right to receive the Accrued Benefits (as defined herein) and the rights under Section 20 hereof with respect to arbitration.  As used in this Agreement, “Accrued Benefits” means (i) accrued but unpaid salary through the effective date of termination, (ii) any accrued but unused vacation time as of the effective date of termination, to the extent required by applicable law or the terms of any paid time-off policy of the Bank or the Corporation in effect from time to time, (iii) unreimbursed expenses (if any), in accordance with the expense reimbursement policies and procedures of the Bank and the Corporation in effect from time to time, (iv) Executive’s Retention Bonus set forth in Section 5(g) below; and (v) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Bank and the Corporation (other than any severance plan or policy) as to which Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination.

(c) Notwithstanding the provisions of Section 4(a) of this Agreement, Executive may terminate his employment for Good Reason.  The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as Chief Executive Officer, Delmarva Market of the Bank, (ii) a change by the Corporation or the Bank in Executive’s principal place of employment to a location that increases Executive’s one-way daily commute by more than fifty (50) miles; (iii) any removal of Executive from office or any adverse change in the terms and conditions of Executive’s employment, except for any termination of the Executive’s employment for Cause, (iv) any reduction in Executive’s Annual Base Salary as in effect as of the Effective Date or as the same may be increased from time to time, (v) any failure of the Bank and the Corporation to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension (including 401(k)), life insurance, medical, health and accident, disability or other Executive benefit plans of the Bank and the Corporation, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all Executives, or (vi) any failure by the Bank and the Corporation to require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank

(d) and the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Corporation would be required to perform it if no such succession had taken place.

In order to terminate his employment for Good Reason, Executive must, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank and the Corporation of the existence of the “Good Reason” condition and provide the Bank and the Corporation thirty (30) days in which to cure such condition.  In the event that the Bank and/or the Corporation do not cure the condition within thirty (30) days of such notice, Executive may resign from employment for “Good Reason” within sixty (60) days of the end of the foregoing cure period by written notice (the “Notice of Termination”) delivered to the Bank and the Corporation.

(e) Notwithstanding the provisions of Section 4(a) of this Agreement, Executive’s employment with the Bank and the Corporation shall terminate automatically upon his death, and the Bank and the Corporation may terminate Executive’s employment due to his Disability (as defined herein).  If Executive’s employment with the Bank and the Corporation terminates due to his death or Disability, all of Executive’s rights under this Agreement shall cease as of the date of such termination, except for the right to receive the Accrued Benefits.  For purposes of this Agreement, the term “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(f) Notwithstanding the provision of Section 4(a) of this Agreement, Executive may terminate his employment without Good Reason, in which case all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the right to receive the Accrued Benefits and rights under Section 20 hereof with respect to arbitration.

(g) Executive agrees that upon expiration of the Employment Period the Bank and the Corporation shall have no further obligation under this Agreement, other than payment to Executive of the Accrued Benefits, as of the date of the expiration of this Agreement or until Executive voluntarily terminates his employment, whichever occurs earlier.

(h) In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate.  This Section 4(g) shall constitute a resignation notice for such purposes.

5. Employment Period Compensation.

(a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank and the Corporation shall pay Executive an annual base salary during the Employment Period at the rate of THREE HUNDRED SIXTY THOUSAND DOLLARS ($360,000), per year, plus any raises approved by the Boards (the “Annual Base Salary”), minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Executives of the Bank and the Corporation.  The term Annual Base Salary as utilized in this Agreement shall refer to Executive’s annual base salary as then in effect.

(b) Bonus. For services performed by Executive under this Agreement, the Bank and the Corporation may, from time to time, pay a bonus or bonuses to Executive as the Bank and the Corporation, in their sole discretion, deem appropriate.  The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank and the Corporation to Executive provided for in this Agreement. Any bonus paid to Executive pursuant to this Section 5(b) shall be paid no later than 2 ½ months after the end of the year in which the performance period ends.

(c) Paid Time-off. During the term of this Agreement, Executive shall be entitled to five (5) weeks of paid time-off on a calendar year basis (paid time-off in partial calendar years shall be provided on a pro rata basis), as well as such other leave as may be provided for under the current and future leave policies of the Bank and the Corporation for executive officers.

(d) Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank and the Corporation, subject to the terms of said plan, until such time that the Boards authorize a change in such benefits.  The Bank and the Corporation shall not make any changes in such plans or benefits which would adversely affect Executive’s benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Bank and the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other officer of the Bank and the Corporation. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e) Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in carrying out his duties under this Agreement, which are properly accounted for, in accordance with the policies and procedures established by the Boards for officers of the Bank and the Corporation, including the cost of attending business related seminars, meetings and conventions, and membership fees and dues and other business related expenses at Green Hill Yacht and Country Club. In addition, the Bank agrees to transfer the bank-owned automobile, which was provided by The Bank of Delmarva under the terms of the Prior Agreement, to Executive for a nominal consideration of Ten Dollars ($10.00). The Bank further agrees to pay Executive a vehicle allowance of Seven Hundred and Fifty Dollars ($750.00) per month to cover Executive’s milage reimbursement in the ordinary course of business.

(f) Life Insurance.

(i) The Company or the Bank shall obtain, and during the Employment Period of this Agreement maintain, a term life insurance policy (the “Policy”) on Executive in the amount of One Million Dollars ($1,000,000), the particular product and carrier to be chosen by the Bank in its discretion.  Executive shall have the right to designate the beneficiary of the Policy.  The Company or the Bank will pay, during the Employment Period of this Agreement, the Policy premium up to the standard rate for an individual of similar age, Executive shall be responsible for paying any Policy premium in excess of the standard rate, which shall be deducted from his Annual Base Salary.  Should the premium exceed the standard rate, Executive, in his sole discretion, may elect in writing to decrease the amount of insurance to a sum where the premium is equivalent to that of the standard rate on a One Million Dollar ($1,000,000) Policy. Upon termination of this Agreement for any reason, the Bank shall use commercially reasonable efforts to assign the Policy to Executive and Executive will assume responsibility for any and all premiums for the Policy.

(ii) The Company or the Bank may, at its cost and for its benefit, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Executive in such amount as determined by the Board from time to time.  Executive agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with the purchase and maintenance of such insurance.

(g) Retention Bonus.   In consideration for terminating the Prior Agreement and entering into this Agreement which supersedes and replaces the Prior Agreement as of the Effective Date, the Corporation agrees to pay Executive a bonus in the amount of One Million Two Hundred Thirty-Seven Thousand Nine Hundred and Thirty-Eight Dollars and Sixty-Three Cents ($1,237,938.63), less applicable withholdings (the “Retention Bonus”). The Corporation will pay the Retention Bonus to the Executive in three equal installments, each in the amount of Four Hundred Twelve Thousand Six Hundred and Forty-Six Dollars and Twenty-One Cents ($412,646.21). Each installment will be paid on the Effective Date and the first and second annual anniversaries of the Effective Date, regardless of whether the Executive is employed by the Bank or Corporation   on each installment payment date. In the event of the death of Executive, any unpaid Retention Bonus installment shall be immediately payable to the Executive’s surviving spouse, and if none, to the Executive’s estate.

6. Termination of Employment Following a Change in Control.

(a) If a Change in Control (as defined in Section 6(c) of this Agreement) shall occur and Executive’s employment is involuntarily terminated by the Bank and the Corporation without Cause or Executive resigns for Good Reason, in each case within two (2) years following the Change in Control, Executive shall be entitled to receive his Accrued Benefits plus a lump sum payment equal to the greater of (a) the sum of (i) his unpaid Annual Base Salary through the Employment Period, or June 30, 2026; and (ii) Executive’s average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination; or (b) one (1) times the sum of: (i) his Annual Base Salary; and (ii) his average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination, which shall be paid to Executive within sixty (60) days following the date of his termination of employment.  In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment.  If the Bank and the Corporation cannot provide such benefits because Executive is no longer an Executive, the Bank and the Corporation shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare Executive benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of one (1) year from the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable.

Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his rights to receive the payments and benefits set forth in Section 6(a) unless he executes a general release of claims in favor of the Bank and the Corporation in a form to be provided by the Bank and the Corporation, and such release becomes effective and irrevocable in accordance with its terms, on or before the date that is sixty (60) days after Executive’s termination of employment.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) As used in this Agreement, “Change in Control” shall mean a change in ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto and the regulations thereunder).

7. Rights in Event of Termination of Employment Absent Change in Control.

(a) In the event that Executive’s employment is involuntarily terminated by the Bank and the Corporation without Cause or Executive resigns for Good Reason, in each case other than within two (2) years following a Change in Control, then the Bank and the Corporation shall pay Executive his Accrued Benefits plus a lump sum payment equal to the greater of (a) the sum of (i) his unpaid Annual Base Salary through the Employment Period, or June 30, 2026; and (ii) Executive’s average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination; or (b) the sum of (i)  one (1) times (i) his Annual Base Salary; and (ii) his average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination, which shall be paid to Executive within sixty (60) days following the date of his termination of employment.  In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment if the Bank and the Corporation cannot provide such benefits because Executive is no longer an Executive, the Bank and the Corporation shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare Executive benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of one (1) year from the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.
Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his rights to receive the payments and benefits set forth in Section 7(a) unless he executes a general release of claims in favor of the Bank and the Corporation in a form to be provided by the Bank and the Corporation, and such release becomes effective and irrevocable in accordance with its terms, on or before the date that is sixty (60) days after Executive’s termination of employment.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and the Corporation and accordingly agrees that, during and for the applicable Restricted Period set forth in Section 8(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank and the Corporation:

(i)
be engaged, directly or indirectly, within a thirty-five (35) mile radius of a branch or other place of business of the Corporation or the Bank (the “Non-Competition Area”), either for his own account or as agent, consultant, Executive, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in or proposed to be engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of their respective affiliates are engaged during the Employment Period, and remain so engaged at the end of the Employment Period.; or

(ii)
provide financial or other assistance, in the Non-Competition Area, to any person, firm, corporation or enterprise engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of its affiliates are engaged during the Employment Period; or

(iii)
directly or indirectly solicit persons or entities who were customers or referral sources of the Bank and the Corporation or their respective affiliates within one year of Executive’s termination of employment, to a become customer or referral source of a person or entity other than the Bank and the Corporation or their respective affiliates; or

(iv)
directly or indirectly solicit any employee of the Bank and the Corporation or their respective affiliates who were employed within one year of Executive’s termination of employment to work for anyone other than the Bank and the Corporation or their respective affiliates. A general solicitation through a public medium shall not constitute a breach of this Section 8(a)(iv).

(b) It is expressly understood and agreed that, although Executive and the Bank and the Corporation consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for the Bank and the Corporation and their respective subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of Section 8(a) shall be applicable commencing on the Effective Date and ending on the second anniversary of the effective date of termination of employment (the “Restricted Period”) if termination of employment occurs on or before December 31, 2025; provided; however, that in the event that Executive’s termination of employment occurs on or after January 1, 2026, the Restricted Period shall end on the first anniversary of the effective date of termination of employment.

9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Boards or a person authorized thereby, knowingly disclose to any person, other than an Executive of the Bank and the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an Executive of the Bank and the Corporation, any material confidential information obtained by him while in the employ of the Bank and the Corporation with respect to any of the Bank’s and the Corporation’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank and the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank and the Corporation or any information that must be disclosed as required by law.

10. Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of the Bank and the Corporation and their respective subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank and the Corporation, and their respective affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

11. Return of Company Property and Documents.  Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and the Corporation and their respective subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.
12. Liability Insurance. The Bank and the Corporation shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank and the Corporation against lawsuits, arbitrations or other legal or regulatory proceedings.

13. Withholding. Any payments provided for hereunder shall be reduced by any taxes or other amounts required to be withheld by the Bank and the Corporation, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

14. Section 409A.

(a) The provisions of this Agreement and any payments, including the Retention Bonus, made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”).  If any provision of this Agreement or any payment made hereunder fails to meet the requirements of Section 409A, neither the Bank, the Corporation nor any of their respective affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Bank, the Corporation or any of their respective affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.

(b) Each installment payment payable under this Agreement shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If Executive is a “specified employee” (as determined under the Bank’s and the Corporation’s policy for identifying specified employees) on the date of Executive’s “separation from service” (within the meaning of Code Section 409A) and if any portion of any severance amount payable hereunder would be considered “deferred compensation” under Section 409A, such portion shall not be paid on any date prior to the first business day after the date that is six months following Executive’s separation from service. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of Executive’s death prior to the end of the six-month period.
(c) Section 409A prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid. Also under Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement cannot be subject to liquidation or exchange for another benefit.

15. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of the Bank and the Corporation, in the case of notices to the Bank and the Corporation.

16. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an officer specifically designated by the Boards. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to their respective businesses.

18. Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and the Corporation, including the Prior Agreement, and this Agreement contains all the covenants and agreements between the parties with respect to employment.

19. Successors, Binding Agreement.

(a) The Bank and the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank and the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Corporation would be required to perform it if no such succession had taken place. Failure by the Bank and the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, “the Bank and the Corporation” shall mean the Bank and the Corporation, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

20. Arbitration. The Bank and the Corporation and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10 or 11 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Camp Hill, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  The Bank and the Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  The Bank and the Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the Courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Corporation and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10 or 11 of this Agreement, including an action for injunction or other relief.

21. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

23. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24. Limitation of Certain Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Corporation or the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to Executive to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code.  For purposes of this Section 24, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) All determinations to be made under this Section 24 shall be made, in writing, by the Corporation’s independent certified public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Bank and Executive within ten (10) days of the date of termination.  Any such determination by the Accounting Firm shall be binding upon the Bank and Executive.  Executive shall in his or her sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 24, which determination shall be made by delivery of written notice to the Bank within ten (10) days of Executive’s receipt of the determination of the Accounting Firm.  Within five (5) days after Executive’s timely determination, the Bank shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive, such amounts as are then due to Executive under this Agreement.  In the event Executive does not make such timely determination then within fifteen (15) days after the Bank’s receipt of the determination of the Accounting Firm, the Bank in its sole discretion may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Bank which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Bank could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  Within two (2) years after the “separation from service” (within the meaning of Code Section 409A), the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph.  In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Bank together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by Executive to the Bank if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.  In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive together with interest thereon at the Federal Rate.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (b) and (c) above shall be borne solely by the Corporation or the Bank.  The Corporation agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to paragraphs (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

25. Effective Date. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to the consummation of the Merger, and shall become effective as of the Effective Time as defined in the Merger Agreement (which for purposes of this Agreement shall be referred to as the “Effective Date”).  In the event the Merger Agreement terminates prior to the Effective Date or Executive is not employed by Partners or the Bank as of immediately prior to the Effective Date, this Agreement shall automatically terminate and become null and void.  On the Effective Date, Executive, the Corporation and the Bank hereby agree that the Prior Agreement shall be terminated without any further action of any of the parties hereto or thereto.  Executive hereby acknowledges and agrees that Executive has no contractual rights to any payments or benefits under the Prior Agreement as of the Effective Date.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:	LINKBANCORP, INC.
/s/ Melanie Vanderau	/s/ Andrew Samuel
ATTEST:	LINKBANK
/s/ Melanie Vanderau	/s/ Andrew Samuel
WITNESS
/s/ April L. Parkin	/s/ John W. Breda
Name: John W. Breda